Exhibit 10.8

March 30, 2015

Simon Solomon

7712 French Drive

Brown Summit, NC 27214

Dear Simon:

Norcraft Companies, L.P. (the “Company”) is pleased to continue the employment letter between you and the Company, dated February 13, 2008 (the “Employment Letter”, a copy of which is attached hereto and labeled as EXHIBIT A and incorporated herein by reference) and to offer you severance protection in the event your employment terminates under certain circumstances, as described in more detail below. The purpose of this letter (the “Agreement”) is to confirm the terms and conditions of this opportunity, as follows:

1. Severance Benefits.

(a) If at any time (i) your employment is terminated by the Company other than for Cause, or (ii) you terminate your employment for Good Reason, you will receive, in lieu of any base salary continuation or other cash severance payment to which you may be entitled under the Employment Letter or any other agreement between you and the Company or any of its Affiliates or under any plan or policy of the Company or any of its Affiliates (a) a minimum of one (1) year base salary as a cash severance payment (the “Severance Payment”), (b) continued health, life and disability insurance benefits to the extent permitted under such plans for a period of twelve (12) months following the date that your employment terminates (provided that you make such affirmative COBRA or other elections as are required for such benefits to continue) and (c) the pro-rated portion of any bonus you would have otherwise been paid with respect to the performance period including the date of termination (payable when such bonus ordinarily would have been paid) (all of the foregoing, the “Severance Benefits”).

(b) Notwithstanding the foregoing paragraph, if, in the 12 month period immediately following any Change-in-Control, (i) your employment is terminated by the Company other than for Cause, or (ii) you terminate your employment for Good Reason, you will receive the Severance Benefits; provided, however, that in lieu of the Severance Payment, you will receive a one-time payment of $507,000 (the “CIC Severance Payment”).

(c) Any payments hereunder will be reduced by any tax or other amounts required to be withheld by the Company under applicable law, and any Severance Payment or CIC Severance Payment to which you become entitled will be paid to you in a single lump sum within ten (10) business days following the termination of your employment. Notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change-in-Control for purposes of this Agreement unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

2. Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b) “Cause” means (i) any material failure by you to perform your duties to the Company or to obey policy directives from any superior executive officer of the Company or the General Partner of the Company, it being understood that how well you perform such duties or carry out such directives shall not give rise to “Cause” under this clause (i), (ii) your reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Affiliates public disgrace or disrepute or material economic harm, (iii) your material violation of any of the policies and guidelines for the Company, including, without limitation, those relating to conflicts of interest, ethical practices, trade, regulation, payment and procurement policies, legal compliance, employment discrimination, and/or sexual harassment, (iv) your commission of a felony or an act of fraud, misappropriation, embezzlement or any other act involving moral turpitude, (v) your commission of any act of dishonesty which materially injures the Company or any of its Affiliates, or (vi) material breach by you of this Agreement, provided, that in the circumstances described in clauses (i), (iii), or (vi), you shall have thirty (30) days to cure the default after notice by the Company.

(c) “Change-in-Control” means the occurrence, following the date of this Agreement, of (i) a sale or transfer (other than by way of merger or consolidation), of all or substantially all of the assets of Norcraft Companies, Inc. (“Norcraft”) to any Person, (ii) any merger, consolidation or other business combination transaction of Norcraft with or into another corporation, entity or Person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Norcraft outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Norcraft (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 50% of the total voting power of the then-outstanding shares of capital stock of Norcraft.

(d) “Good Reason” means (i) any material diminution of your duties, (ii) a material breach by the Company of this Agreement, (iii) relocation by the Company outside of the United States, or (iv) change of your title, provided, that in the circumstances described in clauses (i), (ii), and (iv), the Company shall have thirty (30) days to cure the default after notice by you.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.

3. Amendment to Employment Letter. Section 8 of the Employment Letter is amended by replacing the first two sentences of such Section 8 with the following new sentences:

You agree that, during the term of your employment with the Company and for one (1) year thereafter, you will not compete with the Company in the North American branded cabinet business. To this end, you agree that, during such restricted period, you will not, directly or indirectly, be connected as an officer, director, employee, consultant, owner or otherwise with any business in North America which competes with the Company in the North American branded cabinet business.

4. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual who is a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) For the avoidance of doubt, any payment to which you may become entitled under Section 6 of the Employment Letter will be paid to you in a single lump sum within ten (10) business days following the termination of your employment.

5. Miscellaneous. For the avoidance of doubt, this Agreement does not supersede the Employment Letter, which remains in full force and effect in accordance with its terms. This

Agreement may only be amended by a writing signed by you and a duly authorized representative of the Company. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

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If the foregoing is acceptable to you, please sign this Agreement in the space provided below. At the time you sign and return it, this Agreement will take effect as a binding agreement between you and the Company, subject to the terms and conditions set forth above. The enclosed copy is for your records.

Sincerely,
NORCRAFT COMPANIES, L.P.

By:	/s/ Christopher Reilly
Christopher Reilly
Authorized Person

Accepted and agreed:

Signature:	/s/ Simon Solomon
Simon Solomon

Date:	3/28/15

Exhibit A

Norcraft Companies, LP

3020 Denmark Avenue, Suite 100

Eagan, Minnesota 55121

February 13, 2008

Mr. Simon Solomon

7712 French Drive

Brown Summit, NC 27214

Dear Simon,

I am pleased to confirm our offer and your acceptance for employment with Norcraft Companies, L.P. (the “Company”). This letter will set forth the terms of the employment agreement between you and the Company.

1.	Effective Date: Term. The “Effective Date” of this Agreement will be February 13, 2008, or such other date as is mutually agreed between you and the Company.

2.	Duties, etc. You will be employed as the President of Ultracraft. In this capacity, you will be one of the highest ranking management personnel of the Company. In addition, you will serve without additional compensation as an officer of any of the Company’s affiliates, as designated by the General Partner of the Company, unless such designation materially increases your responsibilities. You will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by the Chief Executive Officer of the Company or such other officer designated by him or the General Partner of the Company, provided that such duties and responsibilities are consistent with your position. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company.

3.

Cash Compensation. Effective with your start date of February 13, 2008 through February 29, 2008 the Company will continue to pay you based upon our previously agreed upon severance arrangement dated September 8, 2006. Beginning March 1, 2008, the Company will pay you a base salary at the annual rate of $200,000. Your base salary will be reviewed at least annually. You will also be eligible for an annual bonus for each fiscal year completed during the term of your employment pursuant to the bonus plan for such year to be put in place by the Board of Managers of the General Partner of the Company for employees in the UltraCraft Cabinetry division; provided that, your annual bonus target for 2008 will be 30% of your annual base salary prorated from your start date until December 31, 2008. The Board of Managers of the General Partner of the Company will determine the bonus plans for each fiscal year after completing an assessment of business objectives and existing plans. All payments under this section or any other section of this letter agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable withholding.

4.	Equity. You will be given an opportunity to make a personal investment in Norcraft Holdings, L.P. during the calendar year 2008. The minimum investment amount will be $1.5 million (one million five hundred thousand dollars). Any investment will be through your purchase of Class A Units of Norcraft Holdings, L.P. The per share value will be determined by the Board of Managers at the time of your investment Upon completion of your investment in Norcraft Holdings, L.P. you will be entitled to receive Class D limited partnership units (“Class D Units”) of the Company’s parent, Norcraft Holdings, L.P., a Delaware limited partnership (“Holdings”). The number of Class D units will be 15% of your investment amount up to a maximum of 300,000 units. If your investment is completed during calendar year 2008 the Class D units will be subject to 20% vesting in 2008 (subject to time and performance vesting) per the management incentive plan

5.	Benefits. You will be entitled to no less than twenty (25) paid vacation days per calendar year during the term of your employment. You will also be eligible to participate in all benefits and welfare plans which are generally available to senior employees of the Company’s Ultracraft division. The Board of Managers of the General Partner of the Company will undertake a review of any benefit and welfare plans and may modify the existing package of plans or adopt new plans after completing its assessment, with the intent of retaining a level of overall benefits substantially similar to those currently in place. In addition, the Company will reimburse your reasonable pre-approved relocation expenses incurred in connection with transferring your residence to an agreed upon location. Any reimbursement will be subject to and otherwise in accordance with the Company’s relocation policies and procedures. The determination of “reasonable relocation expenses” shall be in the sole judgment of the Company.

6.	Termination of Employment. You or the Company may terminate your employment at anytime and for any reason, subject to applicable statutory and common law restrictions. If the Company experiences a change of control you will be paid a minimum of one (1) year severance if new ownership elects to terminate your employment without cause.

7.	Confidentiality; Propriety Rights. Without the written consent of the General Partner of the Company, you will not during or after the term of your employment with the Company disclose to any person or entity (other than a person or entity to which disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties for the Company), any confidential or trade secret information obtained by you while in the employ of the Company the disclosure of which may be adverse to the interests of the Company or any of its affiliates, or use any such information to the detriment of the Company or any of its affiliates; provided, however, that such restriction shall not apply to information that is generally known to the public other than as a result of unauthorized disclosure by you. All inventions, developments, methods, processes and ideas conceived, developed or reduced to practice by you during your employment, and for three months thereafter, which are directly or indirectly useful in, or relate to, the business of or services provided by or sold by the Company or any of its affiliates shall be promptly and fully disclosed by you to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and shall be the Company’s exclusive property as against you. You will, upon the Company’s request and at its expense (but without any additional compensation to you), execute all documents reasonably necessary to assign your right, title and interest in any such invention, development, method or idea (and to direct issuance to the Company of all patents or copyrights with respect thereto).

8.

Restricted Activities. You agree that, during the term of your employment with the Company you will not compete with the Company in the North American branded cabinet business. To this end, you agree that you will not directly or indirectly, be connected as an officer, director, employee, consultant, owner or otherwise with any business in North America which competes with the Company in the North American branded cabinet business. In addition, during the term of your employment with the Company and the period ending on the second-year anniversary of the Date of Termination, you agree to not directly (or indirectly through another person or entity) (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates, as the case may be, or in any way interfere with the relationship between the Company or any of its affiliates and any employee thereof, or(ii) hire any person who was an employee of the Company or any of its affiliates at any time during the term of your employment with the Company or the period ending on the second-year anniversary of the Date of Termination. You agree that the restrictions contained in this Section 7 are reasonably necessary for the protection of the Company and that a violation of such provisions will cause damage that may be irreparable or impossible to ascertain and, accordingly, that the Company will be entitled to injunctive or other similar relief in equity from a court of competent jurisdiction to enforce or restrain a violation of these restrictions. If your employment terminates with the Company for any reason, the Company may at its option elect to extend the restricted activities as outlined above by agreeing to pay you in the form of severance payments for a period of time which matches the restricted activities.

9.	Conflicting Agreements. You represent and warrant that the execution of this letter agreement and the performance by you of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of your obligations hereunder. You will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent

10.	Miscellaneous. The headings in this letter are for convenience only and shall not affect the meaning hereof. This letter agreement, together with the Holdings L.P. Agreement constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, written or oral, with respect to your employment and compensation and all matters pertaining thereto. If any provision in this letter agreement should, for any reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law. This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys’ fees and costs incurred in such action or proceeding.

11.	Acceptance. In accepting this offer, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this letter agreement or the Holdings L.P. Agreement

Very truly yours,

Norcraft Companies, L.P.
By Norcraft GP, L.L.C.,

Its general partner

By:	/s/ Mark Buller
Name:	Mark Buller
Title:	President & CEO

Accepted and Agreed to:

/s/ Simon Solomon
Simon Solomon